SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Storage USA, Inc.
(Name of Registrant as Specified In Its Charter)

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Filed by Storage USA, Inc.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Storage USA, Inc.
Commission File No.: 001-12910

On January 24, 2002, Storage USA sent the following communication to its employees:

From:	Dean Jernigan

Sent:	Thursday, January 24, 2002 2:25 PM

To:	EVERYONE W/FACILITIES

Subject:	Integration Process with Security Capital and GE Capital

I wanted to let everybody know that we took an important step yesterday in proceeding forward with our proposed acquisition by Security Capital. Our entire senior management team was able for the first time to sit down together with senior management from both Security Capital and GE Capital’s real estate division. This marks the formal beginning of the process of integrating Storage USA into Security Capital. Security Capital, in turn, is going through the same process of beginning its integration into GE Capital.

First, I would like to thank you for your patience during this acquisition process. And second, I would like to ask for more patience as we try to answer all of your questions. We certainly don’t have all of the answers — in fact, the process of figuring out those answers is now, in many ways, just beginning. We certainly all understand the urgency of trying to get your questions answered. But we also all agreed it is in nobody’s best interest to try to answer people’s questions if we can’t answer them definitively. It will obviously take some time given the complexities of any acquisition to sort through all of the issues — and most will probably not be definitively resolved until the transaction closes, which is currently anticipated to occur sometime this spring.

The first step in sorting through those issues is that Security Capital has assigned a team, led by Connie Moore and Ron Blankenship, to work closely with our senior management team to begin the process of planning the integration of our two companies. I’ve worked extensively with Connie throughout this acquisition process, and Ron, as you know, has been a member of our board for several years. We are very pleased to have them leading the Security Capital integration team. They and others from Security Capital will be spending time in Memphis over the next few weeks gathering as much information as they can from senior management and others at Storage USA.

In the meantime, I would like to encourage everybody to stay focused on your everyday work. Don’t forget the reason we are being acquired by Security Capital — they like our business and they like our performance. And it is important that we continue to maintain our focus on the business and our 2002 performance as we begin a new year. One key point of agreement among everybody involved in yesterday’s meeting was that our pending acquisition provides us with tremendous opportunities for growth in our industry. So let’s keep our focus on running our business and satisfying customers.

As we move forward, we will continue to communicate with you when (and only when) we have something definitive to communicate. Thanks again for your patience.

* * * * * * * * * * * * * * *

Storage USA has filed a preliminary proxy statement and a Schedule 13E-3 containing information about the proposed transaction with the Securities and Exchange Commission and plans to mail a definitive proxy statement to its stockholders. Investors and securityholders of Storage USA should read the proxy statement and the Schedule 13E-3 carefully because they contain important information about the proposed transaction, the persons soliciting proxies related to the proposed transaction, their interests in the proposed transaction, and related matters. Investors and securityholders may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents filed by Storage USA at the Securities and Exchange Commission’s Website at www.sec.gov <http://www.sec.gov>. Free copies of the proxy statement and the Schedule 13E-3 are available to investors and securityholders from Storage USA by directing such requests to the attention of Christopher P. Marr, Chief Financial Officer, Storage USA, Inc., 175 Toyota Plaza, Suite 700, Memphis, TN 38103. Storage USA, its directors, executive officers and certain other members of management and employees may solicit proxies from Storage USA’s stockholders in favor of the proposed transaction. As of the date of this communication, the officers and directors of Storage USA each beneficially owns less than 1% of the outstanding common stock of Storage USA, with the exception that Mr. Jernigan beneficially owns approximately 2.6%.